Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement and Mutual Release (“Agreement”) is made by and among Semtech Corporation (“Semtech”) on the one hand, and the Royal Indemnity Company as successor to the Royal Insurance Company of America (hereinafter collectively referred to as “Royal”) on the other hand. Semtech and Royal shall be referred to herein individually as a “Party” and collectively as the “Parties.” The “Effective Date” of this Agreement is July 14, 2005.

RECITALS

WHEREAS, Royal provided policies of insurance to Semtech, including without limitation, commercial general liability insurance under written insurance policies P TL-460054 0000 (effective 4/01/99 – 4/01/00) (the “1999 CGL Policy”) and P TL-460054 000Y (effective 4/01/00 – 4/01/01) (the “2000 CGL Policy”); commercial umbrella liability insurance under written policies P TQ-460056 0000 (effective 4/01/99 – 4/01/00) (the “1999 Umbrella Policy”) and P TQ-460056 000Y (effective 4/01/00 – 4/01/01) (the “2000 Umbrella Policy”); and errors and omissions liability insurance under written policies PLB-003608 (effective 4/01/99 – 4/01/00) (the “1999 E&O Policy”) and PLB-003608 (effective 4/01/00 – 4/01/01) (the “2000 E&O Policy”) (collectively, the “Royal Policies”); and

WHEREAS, one of Semtech’s customers (the “Customer”), made a claim against Semtech for damages from allegedly defective computer chips manufactured by Semtech and incorporated into certain of the Customer’s products; and

WHEREAS, the Customer and Semtech, with Royal’s consent, entered into a settlement agreement in or around March 2003 that, inter alia, obligated Semtech to make payments to the Customer totaling $12 million in exchange for a release; and

WHEREAS, Semtech sought coverage under the Royal Policies for the Customer’s claim for damages and related defense fees and claims expenses, including indemnity coverage for the settlement with the Customer (the “Insurance Claim”); and

WHEREAS, on April 8, 2003, Semtech filed a lawsuit in the United States District Court for the Central District of California (the “Court”), entitled Semtech Corporation v. Royal Insurance Company of America, et al., Case No. CV03-2460 GAF (PJWx), seeking declaratory relief and damages for breach of contract (the “Coverage Action”); and

WHEREAS, Semtech and Royal desire to settle any disputes between them which they now have relating to the Coverage Action or the Insurance Claim;

NOW, THEREFORE, in consideration of the mutual promises, covenants, obligations, agreements, and other undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree by and among themselves, each with the other, as follows:

AGREEMENT

1. PAYMENT.

1.1. Payment By Royal. On or before August 13, 2005. Royal shall deliver to Semtech’s attorneys a check or draft in the amount of Two Million Fifty Thousand U.S. Dollars ($2,050,000.00) made payable to “Semtech Corporation.” The foregoing payment shall be referred to herein as the “Settlement Payment.”

2. RELEASES.

2.1. Release by Semtech. Upon Semtech’s receipt of the Settlement Payment, and subject to the Court’s entry of the stipulated dismissal referenced in Section 3.1, Semtech and each of its parents, subsidiaries, affiliates, predecessors, trustees, successors and assigns (the “Semtech Releasors”), do forever release and absolutely and forever discharge and covenant not to sue Royal and, with respect to claims relating to the Royal Policies and any other insurance policies issued by Royal to Semtech, each of its past, present and future businesses, affiliates, parents, subsidiaries, joint venturers, assigns, trustees, owners, liquidators, principals, officers, directors, shareholders, agents, employees, independent contractors, suppliers, reinsurers, attorneys, and representatives, and each of them (collectively, the “Royal Releasees”), of and from any and all liability, claims, defenses, causes of action, obligations, duties, penalties, attorneys’ fees, costs, damages, injuries, or liabilities of any nature whatsoever, whether based on contract, tort, statute or other legal or equitable theory of recovery, whether contingent or liquidated, which the Semtech Releasors have relating to or arising out of the Insurance Claim or the Coverage Action, including, without limitation, any such claims assigned to the Semtech Releasors by American Manufacturers Mutual Insurance Company (“AMM”) or Lumbermens Mutual Casualty Company (“LMCC”), any such claims for insurance coverage under the Royal Policies, any such claims for breach of the Royal Policies, any such claims for breach of any implied covenant of good faith and fair dealing, and any such claims for bad faith and violations of the Unfair Practices Act (i.e., Insurance Code § 790, et seq.), arising from the Insurance Claim. Notwithstanding anything else in this Section, the Semtech Releasors are not releasing: (1) any other defendant in the Coverage Action; (2) any reinsurer of any of the Royal Releasees in its capacity as an insurer of any of the Semtech Releasors; or (3) any of the Royal Releasees from any duties or obligations under this Agreement.

2.2. Release by Royal. In exchange for the foregoing release and other valuable consideration, Royal, and each of its respective parents, subsidiaries, affiliates, predecessors, trustees, successors and assigns (the “Royal Releasors”), upon Semtech’s receipt of the Settlement Payment, and subject to the Court’s entry of the stipulated dismissal referenced in Section 3.1, do forever release and absolutely and forever discharge and covenant not to sue

Semtech and, with respect to claims relating to the Royal Policies, each of its past, present and future businesses, affiliates, parents, subsidiaries, joint venturers, assigns, trustees, owners, principals, officers, directors, shareholders, agents, employees, independent contractors, suppliers, insurers (including AMM and LMCC and their affiliated and related entities, successors and assigns, but excluding National Union Fire Insurance Company of Pittsburgh, PA and its affiliated and related entities, successors or assigns (“NUFIC”), reinsurers, attorneys, and representatives, and each of them (collectively, the “Semtech Releasees”), of and from any and all liability, claims, defenses, causes of action, obligations, duties, penalties, attorneys’ fees, costs, damages, injuries, or liabilities of any nature whatsoever, whether based on contract, tort, statute or other legal or equitable theory of recovery, whether contingent or liquidated, which the Royal Releasors have relating to or arising out of the Insurance Claim or the Coverage Action, including, without limitation, any such claims for breach of the Royal Policies, any such claims for breach of any implied covenant of good faith and fair dealing, any such claims for bad faith, any such claims relating to the Settlement Payment and any such claims relating to the tender or investigation of the Insurance Claim. Notwithstanding anything else in this Section, the Royal Releasors are not releasing: (1) any reinsurer of any of the Semtech Releasees in its capacity as a reinsurer of any of the Royal Releasors; (2) NUFIC; or (3) any of the Semtech Releasees from any duties or obligations under this Agreement.

2.3. All Claims Included. With respect to the claims specifically released in Sections 2.1 and 2.2 above, the Parties agree that this Agreement includes all claims of every kind and nature relating to the Insurance Claim or the Coverage Action. As it pertains to such released claims, the Parties hereby expressly waive any and all rights and benefits conferred upon them by the provisions of Section 1542 of the California Civil Code and all similar provisions of the laws of any other State, Territory or other jurisdiction. Section 1542 reads in pertinent part:

“A general release does not extend to claims that the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The Parties each hereby acknowledge that the foregoing waiver of the provisions of Section 1542 of the California Civil Code and all similar provisions of the laws of any other State, Territory or other jurisdiction was separately bargained for and that they would not enter into this Agreement unless it included a broad release of all unknown claims relating to the Insurance Claim or the Coverage Action, including specifically any claim of fraud or misrepresentation in the inducement of this Agreement. The Parties each expressly agree that all release provisions in this Agreement shall be given full force and effect in accordance with each and all of their express terms and provisions, including those terms and provisions relating to unknown, unsuspected or future claims, demands and causes of action. The Parties each assume for themselves the risk of the subsequent discovery or understanding of any matter, fact or law, that if now known or understood, would in any respect have affected his, her or its entering into this Agreement.

3. DISMISSALS AND COVENANTS.

3.1. Stipulated Dismissal With Prejudice / Withdrawal of Motions / Bar Order. Semtech covenants that within five (5) business days of its receipt of the Settlement Payment, Semtech will deliver to counsel for Royal a stipulation and proposed order of dismissal under FRCP 41(a) of Royal with prejudice from the Coverage Action without costs, sanctions or attorneys’ fees against any of the Parties, in substantially the same form as Exhibit 1 hereto. Royal covenants that it shall, in turn, sign and file such stipulation and proposed order of dismissal in the Court. Each of the Parties further covenant that upon this Agreement being fully executed, they shall both move the Court to withdraw all pending motions filed against the other Party in the Coverage Action. Subject to the mutual consent of Semtech and Royal (and such consent will not unreasonably be withheld), the Parties also covenant to promptly and jointly move the Court for a bar order, or the equivalent thereof, which prohibits claims against any of the Royal Releasees, AMM or LMCC for subrogation, indemnity, contribution or any other claims relating to or arising out of the Insurance Claim or the Coverage Action, but in no event bars Semtech’s ability to bring or pursue claims relating to or arising out of the Insurance Claim or the Coverage Action against NUFIC.

3.2. Covenants Regarding Proportional Contractual Shares In all present or future actions by Semtech against NUFIC wherein Semtech asserts claims for insurance coverage relating to the Insurance Claim, Semtech hereby agrees that it will not seek recovery of damages, including insurance coverage, from NUFIC of an amount exceeding NUFIC’s respective aggregate proportional contractual share of the total contractual liability, based upon each insurer’s relative degree of contractual liability or responsibility. Said another way, Semtech shall only pursue NUFIC on a contractually proportionate basis. For example, if the aggregate damages in the Royal policy period is $5 million and the aggregate damages in each of the two NUFIC policy periods is $40 million, then Semtech will not seek to recover more than 88.9% of the $12 million settlement amount plus interest. The intent of limiting Semtech’s recovery to NUFIC’s aggregate share of the total liability is to eliminate any subrogation, contribution or indemnity claim NUFIC might make against Royal because of insurance coverage relating to the Coverage Action or the Insurance Claim.

3.3. Covenants Regarding Continuous Injury Trigger. Notwithstanding the provisions of Section 3.2, in all present or future actions by Semtech against NUFIC wherein Semtech asserts claims for insurance coverage relating to the Coverage Action or the Insurance Claim, Semtech shall have the option to contend and introduce evidence at trial that the Customer’s product failures were “continuous” or “progressive” harms, such that the proportional contractual share of liability of NUFIC may include damages arising out of the Customer’s products that sustained injury which began before, began during or continued through and after NUFIC’s policy periods (the “Continuous Injury Election”). Semtech further agrees that at the time of the final pretrial conference in that case, Semtech shall inform Royal in writing whether it has made the Continuous Injury Election. Semtech shall provide this written notification using the form attached to this Agreement as Exhibit 2.

3.4. Defense, Indemnity and Judgment Reduction.

3.4.1 If Semtech makes the Continuous Injury Election, Semtech shall defend and indemnify Royal as follows. Semtech shall defend Royal (i.e., pay attorneys’ fees and costs) against any claim by NUFIC for subrogation, indemnity or contribution relating to or arising out of the Insurance Claim or the Coverage Action. At all times, however, Semtech shall have the right to settle the case and control the defense, with Royal to be defended by counsel mutually agreeable to Royal and Semtech. Semtech shall pay all attorneys’ fees and costs within sixty (60) days after they are forwarded to Semtech for review. If NUFIC obtains a judgment (the “Judgment”) against Royal, notwithstanding the provisions of Section 3.2, Semtech shall have the option to either: (1) fully indemnify Royal against such Judgment; or (2) reduce its judgment against NUFIC in an amount equal to the Judgment obtained by NUFIC against Royal. If Semtech, at its own expense and cost, wishes to appeal the entry of the Judgment, it shall bond the Judgment, thereby staying execution against Royal in lieu of reducing Semtech’s recovery pending the outcome of said appeal. All such costs of an appeal and bond elected by Semtech, including interest, shall therefore be borne by Semtech.

3.5. Cooperation by Royal. In the event NUFIC commences an action for subrogation, contribution and/or indemnity against Royal, Royal agrees to cooperate reasonably in the defense of that action, including, but not limited to, providing Semtech documents and witnesses during discovery and trial.

3.6. Future Releases. Settlements hereafter obtained by Semtech with NUFIC (“NUFIC Settlement”) of any claims relating to or arising out of the Insurance Claim or the Coverage Action shall include a release in favor of the Royal Releasees of all claims relating to or arising out of the Insurance Claim or the Coverage Action, including any claims for subrogation, indemnity or contribution relating to such claims. Semtech shall furnish Royal a copy of any such settlement agreement concluded by Semtech, as well as Semtech’s settlement and assignment agreement with LMCC and AMM. Royal agrees to treat any such settlement agreement as confidential, and abide by the confidentiality terms set forth therein. Semtech shall defend Royal (i.e., pay attorneys’ fees and costs) against any claim by NUFIC for subrogation, indemnity or contribution relating to or arising out of a NUFIC Settlement or arising out of any breach of any of the representations and warranties set forth in this Section 3.6. Semtech further agrees to hold harmless and to indemnify Royal from all damages, expenses, costs and attorneys fees arising out of a NUFIC Settlement or arising from arising out of any breach of any of the representations and warranties set forth in this Section 3.6. The duties of this Section 3.6 do not apply to any settlement between Semtech and NUFIC for a waiver of costs. The Royal Releasors, and each of them, hereby release NUFIC from any claims relating to or arising out of the Insurance Claim or the Coverage Action, including any claims for subrogation, indemnity or contribution relating to such claims, such release to become effective if and when NUFIC releases Royal from such claims.

4. ASSIGNMENT AND TRANSFER OF EXPERTS.

4.1. If at any time Semtech elects, in writing, to defend and indemnify Royal, Royal shall assign to Semtech all of its rights, claims, defenses and causes of action against NUFIC for subrogation, contribution and/or indemnity arising out of the Coverage Action, the Settlement Payment or any other fees or costs associated with the Coverage Action or the Insurance Claim. Royal will not agree that its experts (i.e., Peter Gwozdz and Barbara Luna) may work for or on behalf of NUFIC in the Coverage Action, nor will it agree that these experts may voluntarily provide information to NUFIC. If requested by Semtech, Royal shall de-designate its experts.

5. REPRESENTATIONS AND WARRANTIES.

5.1. Prudence. The Parties, and each of them, represent and warrant that in executing this Agreement they rely solely upon their own judgment, belief and knowledge, and the advice and recommendations of their own independently selected counsel, concerning the nature, extent and duration of their rights and claims hereunder and regarding all matters which relate in any way to the subject matter hereof, and that, except as provided herein, they have not been influenced to any extent whatsoever in executing this Agreement by any representations, statements or omissions pertaining to any of the foregoing matters by any Party or by any person representing any Party to this Agreement. The Parties, and each of them, further represent and warrant to each other that he, she or it has made such investigation of the facts pertaining to the settlement, this Agreement and all of the matters pertaining thereto, as he, she or it deems necessary. Each Party assumes the risk of mistake as to facts or law.

5.2. Authority to Extinguish and Assign Claims. Each person executing this Agreement on behalf of any other person or entity does hereby personally represent and warrant to the other Parties that the Party for which he or she is signing has taken all necessary action to approve the making and performance of this Agreement, that he or she is competent to execute this instrument and that he or she is duly authorized, and has the full right and authority, to execute this Agreement on such Party’s behalf.

5.3. No Assignment or Transfer of Claims. The Parties, and each of them, warrant and represent to each other that they retain the sole right to and ownership of all rights, title and interest in and to every claim they release or assign herein and that they have not assigned, committed, or permitted, or agreed to any sale, encumbrance, hypothecation or transfer, whether by operation of law or otherwise, or otherwise transferred any interest in any of the claims they release or assign herein to any other person or entity.

6. CONFIDENTIALITY.

6.1. The Parties agree that the terms and provisions of this Agreement shall be, and remain, confidential as provided in this Section 6.1. Accordingly, neither this Agreement, nor any of its terms, shall be disclosed, published or in any way used in any proceeding, except: (a) in any action or proceeding where the existence or terms of the Agreement are at issue, including without limitation the Coverage Action, or where one of the Parties is seeking enforcement of this Agreement; (b) as required by law, regulation or court order; (c) to any regulator, member, subsidiary, affiliate, associated, or parent companies of the Parties and their counsel; (d) by written consent of the Parties hereto, such consent not to be unreasonably withheld; (e) to insurers or prospective insurers of Semtech or the insurers, reinsurers or prospective insurers and reinsurers of Royal; (f) as necessary for the conduct of the Parties’ business, including disclosures determined to be necessary by the Party and/or its auditors, state and/or federal regulatory authorities or taxing authorities, and/or the Party’s existing or prospective lenders; and (g) to the Parties’ accountants or other such consultants.

7. MISCELLANEOUS.

7.1. Headings. Section headings are for convenience only and shall not be construed to change or affect the text of this Agreement.

7.2. Integration. Except for the Royal Policies, this Agreement and the attachments incorporated herein contain the entire agreement between and among the Parties relating to the Insurance Claim and the Coverage Action, and all prior agreements, understandings, representations and statements, oral or written, relating to those matters are merged into this Agreement.

7.3. Governing Law. This Agreement is governed by California law, without regard to California’s conflict of law principles.

7.4. Survival of Representations and Warranties. All representations and warranties set forth in this Agreement shall be deemed continuing and shall survive the Effective Date of this Agreement.

7.5. Further Assurances. The Parties agree to execute such other documents and take such actions as may reasonably be necessary to further the purpose of this Agreement.

7.6. No Benefit to Non-Settling Parties. Except as expressly provided herein, this Agreement shall not confer any right or benefit upon, or release from liability any person who is not a Party to this Agreement, including NUFIC.

7.7. No Admissions. None of the Parties have made, nor shall they be deemed to have made, any admission of any kind by their negotiation of or entry into this Agreement. Neither this Agreement nor any provision contained herein shall be construed by any person as an admission by any of the Parties of any liability for, related to or arising out of any of the claims released herein or any other claims of any other nature. The Parties are entering into this Agreement for the purpose of resolving disputed issues between them and to avoid the costs and risks of litigation.

7.8. Counterpart Originals. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement. Facsimile signatures shall be considered the same as originals.

7.9. Binding Effect. This Agreement binds and inures to the benefit of the Parties, their assigns, heirs, administrators, executors, representatives, beneficiaries and successors, and each of them.

7.10. Modification. This Agreement cannot be modified or amended except by written agreement signed on behalf of each of the Parties.

7.11. Waiver. No portion of this Agreement may be waived except by written instrument signed on behalf of the Party on behalf of whom the waived provision is designed to benefit. A waiver of one provision is not a waiver of any other. Failure to enforce any provision of this Agreement shall not waive that provision or any other.

7.12. Construction. Any rule of construction to the effect that ambiguities in a writing are to be construed against the drafting party does not apply in the interpretation of this Agreement, or any portion hereof, which has actively been negotiated and drafted by counsel for each of the Parties, and all of them.

7.13. Severability. Provided the remainder of this document does not frustrate the purpose and intent of the law and the Parties in entering into this Agreement, in the event that any portion of this Agreement shall be judicially determined to be invalid or unenforceable to any extent, the same shall to that extent be deemed severable from this Agreement and the invalidity or unenforceability thereof shall not affect the validity and enforceability of the remaining portion of this Agreement.

8. DECLARATIONS.

BY SIGNING THIS AGREEMENT, EACH PARTY ACKNOWLEDGES AND DECLARES: (A) THAT THE PARTY HAS FULLY AND CAREFULLY READ THE AGREEMENT; (B) THAT THE PARTY CLEARLY UNDERSTANDS THAT THE AGREEMENT IS A COMPLETE AND FINAL SETTLEMENT; (C) THAT THE PARTY CLEARLY UNDERSTANDS THE MEANING, PURPOSE, AND INTENT OF EACH PROVISION OF THE AGREEMENT, AND THAT EACH PROVISION IS CLEAR AND DEFINITE; (D) THAT SEMTECH ON THE ONE HAND, AND ROYAL ON THE OTHER, HAVE NOT RELIED UPON ANY REPRESENTATION OF THE OTHER IN AGREEING TO THE TERMS OF THIS AGREEMENT; AND (E) THAT THE PARTY HAS BEEN REPRESENTED BY COMPETENT LEGAL COUNSEL WITH RESPECT TO NEGOTIATING, EXPLAINING, AND ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the Parties, and each of them, hereby execute this Settlement Agreement and Mutual Release in consideration of the mutual promises made herein, as of the dates indicated below.

APPROVED AND AGREED TO:

SEMTECH CORPORATION

	By:	/s/ David G. Franz, Jr.
Dated: July 14, 2005	Its:	VP, CFO

ROYAL INDEMNITY COMPANY AS
SUCCESSOR TO ROYAL INSURANCE
COMPANY OF AMERICA

Dated: July 14, 2005

	By:	/s/ Ronald O’Connor
	Its:	Representative

EXHIBIT 1

Musick, Peeler & Garrett, LLP

Attorneys at Law

One Wilshire Boulevard, Suite 2000

Los Angeles, California 90017-3383

Telephone 213-629-7600

Facsimile 213-624-1376

David A. Tartaglio (State Bar No. 117232)

Helms Mulliss & Wicker, PLLC

L. D. Simmons, II

Robert H. Tiller

Lowndes C. Quinlan

201 North Tryon Street

Charlotte, North Carolina 28202

Telephone: (704) 343-2000

Facsimile: (704) 343-2300

Attorneys for Defendant

ROYAL INSURANCE COMPANY OF AMERICA

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA

SEMTECH CORPORATION, a Delaware corporation	Case No. CV 03-2460 GAF (PJWx)

Plaintiff,

v.

ROYAL INSURANCE COMPANY OF AMERICA, an Illinois corporation, AMERICAN MANUFACTURERS MUTUAL INSURANCE COMPANY, an Illinois corporation, LUMBERMANS MUTUAL CASUALTY COMPANY, an Illinois corporation and NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA, a Pennsylvania corporation,

STIPULATION OF DISMISSAL WITH PREJUDICE OF DEFENDANT ROYAL INSURANCE COMPANY OF AMERICA AND [PROPOSED] ORDER

Defendants.

Pursuant to Rule 41(a)(1)(ii) of the Federal Rules of Civil Procedure, Plaintiff Semtech Corporation, by and through its undersigned counsel, hereby stipulates to dismiss with prejudice, and does so dismiss, all claims and causes of action asserted in this action against Defendant ROYAL INSURANCE COMPANY OF AMERICA, each party to bear its own fees and costs.

IRELL & MANELLA, LLP

DATED: July 14, 2005	By:
Kenneth R. Heitz Attorneys for Plaintiff SEMTECH CORPORATION

MUSICK, PEELER & GARRETT, LLP

By:
David A. Tartaglio Attorneys for Defendant ROYAL INSURANCE COMPANY OF AMERICA

IT IS SO ORDERED.

DATED: , 2005
Honorable Gary A. Feess United States District Judge

EXHIBIT 2

Continuous Injury Election Form

Pursuant to Paragraph 3.3 of the Settlement Agreement and Release executed by Semtech Corporation (“Semtech) and Royal Insurance Company of America (“Royal) on or about July 14, 2005 (the “Settlement Agreement”), Semtech notifies Royal that it is making a “Continuous Injury Election.” Semtech will proceed against NUFIC in the Coverage Action (as defined in the Settlement Agreement) by contending and introducing evidence that Semtech’s Customer’s product failures were “continuous” or “progressive” harms.

Counsel to Semtech Corporation